Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement and Prospectus on Form S-3 of Flux Power Holdings, Inc. of our report dated September 21, 2023, relating to the consolidated financial statements of Flux Power Holdings, Inc. as of June 30, 2023 and 2022 and for the years then ended appearing in the Annual Report on Form 10-K of Flux Power Holdings, Inc. for the year ended June 30, 2023.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement and Prospectus.

/s/ Baker Tilly US, LLP

San Diego, CA

September 25, 2023